Exhibit 16.1

March 25, 2022

U.S. Securities and Exchange Commission Office of the Chief Accountant
100 F Street, NE Washington, DC 20549

Commissioners:

We have read the statements made by Generations Bancorp NY, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K/A, as part of the Form 8-K/A of Generations Bancorp NY, Inc. dated March 25, 2022. We agree with the statements concerning our firm in such Form 8-K/A.

Very truly yours,

BKD, LLP